Exhibit 10.37

December 22, 2010

Directed Services LLC

1475 Dunwoody Drive

West Chester, Pennsylvania 19380

Dear Ms. Hughes:

Re:   Termination of Service Agreement

We refer to the service agreement effective January 1, 1994, as amended by a first amendment effective March 7, 1995 and a second amendment effective July 31, 2007 (collectively, the “Service Agreement”). The purpose of this letter is to confirm our mutual agreement to terminate the Service Agreement effective January 1, 2010.

Please confirm that Directed Services LLC has agreed to the foregoing termination of the Service Agreement.  Please evidence your agreement by signing a copy of this letter where indicated below and returning it to us immediately.

Sincerely,

ING USA ANNUITY AND LIFE INSURANCE COMPANY

By: /s/	Thomas N. Hanson
Name:	Thomas N. Hanson
Title:	Vice President and Actuary	Agreed to on December 22, 2010

DIRECTED SERVICES LLC

By: /s/	Spencer T. Shell
Name:	Spencer T. Shell
Title:	Vice President and Assistant Treasurer